Exhibit 99.9

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ANGION BIOMEDICA CORP.

Angion Biomedica Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: That the name of the Corporation is Angion Biomedica Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of Delaware was April 6, 1998.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions approving the following amendment of the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and providing for such consideration of such amendment at the Corporation’s special meeting of the stockholders in lieu of an annual meeting.

THIRD: On     , 2023 the Corporation’s special meeting of the stockholders in lieu of an annual meeting was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (“DGCL”), at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add a new Article XII to read in its entirety as follows:

ARTICLE XII

No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article XII, or the adoption of any provision of the Restated Certificate inconsistent with this Article XII, shall not adversely affect any right or protection of an officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article XII to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this     day of    , 2023.

ANGION BIOMEDICA CORP.

By:
Jay R. Venkatesan
President and Chief Executive Officer